Exhibit 99.1

   Penwest

Contact:	Jennifer Good Senior Vice President and Chief Financial Officer (203) 796-3701 (877) 736-9378	Caroline Gentile/Jim Fingeroth Kekst and Company (212) 521-4800

PENWEST ANNOUNCES RESULTS OF ENDO’S FDA MEETING ON OXYMORPHONE ER

— Endo Announces That It Will Initiate Additional Clinical Trial in Support of NDA —

Danbury, CT, May 6, 2004 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that Endo Pharmaceuticals has issued a press release stating that, based on the outcome of a further meeting with the U.S. Food and Drug Administration (FDA), Endo will initiate a new clinical trial of oxymorphone extended release (ER), a product that Penwest jointly developed with Endo, to provide additional safety and efficacy data in support of Endo’s New Drug Application (NDA) for the product.

Endo announced that this study will complement the Phase III trial that Endo believes the FDA has accepted as demonstrating efficacy in the intended patient population. As disclosed on October 20, 2003, the FDA issued an approvable letter for this NDA but had asked Endo to address certain questions and provide additional clarification and information, including some form of additional clinical trial to further confirm the safety and efficacy of this product.

Endo reported that the FDA has indicated that it is concerned that the statistical analysis of the two fixed dose Phase III efficacy trials may have been favorably biased by the inclusion of data from patients who did not complete the trials. Endo stated that the design of the additional clinical trial is intended to address this issue.

Endo said that it will be working with the FDA over the coming weeks to finalize an appropriate trial design and is prepared to initiate the new trial without delay upon FDA approval of the trial protocol. No determination has yet been made about the duration of the trial or the number of patients that will need to be enrolled, but Endo stated that it expects to be in a position to file the complete response to the NDA in 2005. Endo has said that once the FDA has approved the trial protocol, it will be better able to offer guidance on timing. Endo said that it expects to receive a further action letter from the FDA within six months of the filing of the complete response.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, “We are obviously very disappointed with this delay in the approval process. While Endo completes the additional clinical trial that is required for oxymorphone ER, we will continue to execute our drug development strategy and advance the balance of our product portfolio.”

Oxymorphone ER is an oral extended-release opioid analgesic for the treatment of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid therapy for an extended period of time.

    Penwest Pharmaceuticals

Endo will hold a conference call today, May 6, 2004, at 11:00 a.m. eastern time to discuss these developments. Endo has indicated that investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international) 10 minutes prior to the start time. A replay of the call will be available from May 6, 2004 at 3:00 p.m. EDT by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 7333708, and will run until 12:00 a.m. ET on May 13, 2004. Representatives of Penwest will not be participating in or contributing to Endo’s conference call.

Penwest Pharmaceuticals

Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of Penwest’s technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. Penwest has also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the body.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER, including the timing and outcome of regulatory approval of products and, in the case of oxymorphone ER, risks relating to the ability of Endo to successfully address the requests of the FDA in the approvable letter referred to above, including the outcome of the additional clinical trial referred to above, and the timing of Endo’s efforts to do so; the ability to enter into additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2004, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

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